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                                                                     EXHIBIT 2.2


                           FIRST ADDENDUM TO AGREEMENT
                            OF MERGER BY AND BETWEEN
               CENTRAL ILLINOIS BANK MC AND CENTRAL ILLINOIS BANK
                              UNDER THE CHARTER OF
                            CENTRAL ILLINOIS BANK MC


         This First Addendum to Agreement of Merger (Addendum) is made and entered into this 12th day of May, 1998, by and between Central Illinois Bank
(CIB), a bank organized and existing under and by virtue of the laws of the State of Illinois, and Central Illinois Bank MC (CIB MC), a bank organized and existing under and by virtue of the laws of the State of Illinois (collectively the "Merging Banks").

WHEREAS, on or about April 30, 1998 the Merging Banks entered into that certain Agreement of Merger by and between Central Illinois Bank MC and Central Illinois Bank under the Charter of Central Illinois Bank MC (the "Merger Agreement");

WHEREAS, on or about August 27, 1991, CIB was authorized by the Office of Commissioner of Banks and Trust Companies, now known as the Office of Banks and Real Estate (the "OBRE") via a Certificate of Authority and Order to accept and execute trusts and receive deposits of trust funds under the provisions of applicable law (the "Certificate");

WHEREAS, on or about March 5, 1996, the OBRE entered an Order authorizing CIB to conduct the Fiduciary function of Guardian as part of its authorized activities as set forth in the Certificate (the "Order"); and

WHEREAS, it is the intent of the Merging Banks that as of the Effective Time the rights, duties and obligations provided under and pursuant to the Certificate and the Order transfer to the Resulting Bank.

NOW THEREFORE, with the foregoing recitals incorporated herein, and in consideration of the premises and of the agreements, covenants, terms and conditions set forth herein, the Merging Banks hereby covenant and agree as follows:

         A. DEFINITIONS. Capitalized terms used herein shall have the meanings set forth in the Merger Agreement unless otherwise defined in this Addendum.

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FIRST ADDENDUM TO AGREEMENT OF MERGER                                     PAGE 2


         B. PURPOSE. The purpose of this Addendum is to clarify and supplement the terms of the Merger Agreement. This Addendum and the Merger Agreement shall be construed as complementary to each other.

         C. TRUST POWERS. As of the Effective Time all right, duties and obligations provided under and pursuant to the Certificate and Order shall be transferred to and vest in the Resulting Bank without any deed or other transfer. Upon such transfer, the trust department of CIB shall become the trust department of the Resulting Bank and the Resulting Bank shall hold and enjoy the same and all rights of property, franchises and interests, including, to the extent permissible, all appointments, designations and nominations and all other rights and interests as trustee; executor, administrator, guardian, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as was held and enjoyed by CIB through its trust department and the powers conferred upon it by virtue of the Certificate and Order as if the Certificate and Order were issued to the Resulting Bank.

         IN WITNESS WHEREOF, each of the Merging Banks has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed as of the date first above written.


Central Illinois Bank                         Central Illinois Bank  MC



By: /s/ James J. Jesso                        By: /s/ Julie A. Dreesen
   -------------------------------               -------------------------------
Its:  President and CEO                       Its:  President and CEO



Attest: /s/ Steven T. Klitzing                Attest: /s/ Steven T. Klitzing
       ---------------------------                   ---------------------------
        Assistant Secretary                           Assistant Secretary